Exhibit 10.9

OFFER LETTER

26440 SW Parkway., Wilsonville OR 97070

T: 855-423-9920

www.essinc.com

We are pleased to offer you, Amir Moftakhar, the position of Chief Financial Officer, with ESS Tech., Inc. (the “Company”) effective upon your signing of this letter, and the Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA) explained below.

•	Your full-time, [X] exempt employment with the Company will commence on August 1, 2019 (the “Start Date”).

•	You will be paid [X] per year. A starting pay rate of $210,000.00.

•	Payable on the Company’s regular payroll dates: 15TH and last day of the month.

•	Pay Periods: 1st- 15th, and 16th — through last day of the month.

•	Work weeks fall between Sunday through Saturday.

•	Shifts/Schedules are generalized, but may vary according to position, production needs, and requirements.

As a full time, Company employee, you are eligible to receive employee benefits in addition to your compensation.

ESS provides all eligible full-time employees (following 60 calendar days since the employment start date) the following benefits:

1.	Group health insurance plan including dental. Through Get-Benefits, Inc.

2.

Flexible Spending Account (FSA) that covers certain qualified benefits on a pre-tax basis. These benefits include a) Dependent Care Expenses; b) Medical (Out-of-Pocket) Expenses and c) Transportation Expenses.

3.	ESS provides all employees with worker’s compensation insurance, which covers medical expenses and lost wages resulting from on-the-job injuries and occupational illnesses.

4.	ESS offers Paid Time Off and 6 paid vacation days to all employees.

5.	Regular employees accrue Paid Time Off from their date of hire and accrued based on time & years worked.

6.	ESS offer 401(K) option available upon 6 months employment with the Company.

7.

Stock Options: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 386,398 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to the options granted under the Company’s 2012 Equity Incentive Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the option shares on the 12·month anniversary of your vesting commencement date and 1/48th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

You should be aware that your employment with the Company is for no specified period and constitutes At-Will Employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

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OFFER LETTER

26440 SW Parkway., Wilsonville OR 97070

T: 855-423-9920

www.essinc.com

This job offer is contingent upon and completed before start date of the following: [Check all that apply]

[X]	Signing of the position specific restrictive covenant agreements:

[X]	This Offer Letter

[X]	EPIIAA

[X]	Satisfactory reference checks: Supplied by candidate to ESS Office Manager

[X]	Completion of a satisfactory background check: by Occuscreen — Link to be emailed to you through Xenium HR

[X]	Passing a drug test: by Occuscreen/FormFox — Drug Screen form to be emailed to you through Xenium HR

[X] For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA), a copy of which is attached for your review and signature. Your signature and acknowledgement of this offer letter confirms that you are not in violation of any agreement you have established with your current employer.

You have told the Company that your signing of this letter, the issuance of the stock option to you, and your commencement of employment with the Company do not violate any agreement you have with your current employer; your signature confirms this representation.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Employee Proprietary Information and Inventions Assignment Agreement, and return them to me. A duplicate original is enclosed for your records. This letter, along with the Employee Proprietary Information and Inventions Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at ESS Tech, Inc.

Sincerely,

/s/ Craig Evans
Craig Evans | CEO

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with ESS Tech, Inc. is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

This offer shall remain open until August 1st, 2019, 5:00pm (pdt). Any acceptance postmarked after this date will be considered invalid.

ACCEPTED AND AGREED TO this 31 day of July, 2019.

Printed:	Amir K Moftakhar	Signature:	/s/ Amir K Moftakhar

Attachment: Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA)

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